EXHIBIT 99.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of the 11th day of October 2004, by and between Home Products International, Inc., a Delaware corporation (the “Company”), and JRT Acquisition, Inc., a Delaware corporation (the “Acquirer”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Company and the Acquirer have heretofore entered into an Agreement and Plan of Merger, dated as of June 2, 2004 (the “Agreement”), pursuant to which the Acquirer is to be merged with and into the Company at the Effective Time, with the Company continuing as the surviving entity;

WHEREAS, the Company and the Acquirer believe that it is in each of their respective best interests, and have mutually agreed, to amend the Agreement to extend the Outside Date; and

WHEREAS, Section 8.03 of the Agreement provides that the Agreement may not be amended except by an instrument in writing, signed on behalf of each of the parties thereto.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the Company and the Acquirer hereby agree as follows:

1. Amendment to Section 8.01(b)(i). Section 8.01(b)(i) of the Agreement is hereby amended by replacing “October 31, 2004” with “November 30, 2004.”

2. Effect of Amendment. This Amendment will be effective in accordance with Section 8.03 of the Agreement upon execution by Company and the Acquirer. Except as expressly provided herein and as amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3. Entire Agreement. The Agreement, as amended by this Amendment, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and no statement, inducement, representation, warranty or covenant with respect to the subject matter hereof by either party hereto, or by any agent or representative of either party hereto, that is not contained in the Agreement, as amended by this Amendment, shall be valid or relied upon by, or binding between, the parties. The Agreement, as amended by this Amendment, shall supersede all other prior or contemporaneous written or oral agreements between the parties with respect to the subject matter hereof.

4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile counterparts shall have the same force and effect as original, executed counterparts.

[Signature page follows]

IN WITNESS WHEREOF, the Company and the Acquirer have executed this Amendment as of the date first above written.

COMPANY:

HOME PRODUCTS INTERNATIONAL, INC.

By:	/S/ JAMES E. WINSLOW
Name:	James E. Winslow
Title:	Executive Vice President and Chief Financial Officer

ACQUIRER:

JRT ACQUISITION, INC.

By:	/S/ JAMES R. TENNANT
Name:	James R. Tennant
Title:	Chief Executive Officer